Exhibit 12.1

HRPT PROPERTIES TRUST

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

	Three Months Ended March 31,				Year Ended December 31,
	2004		2003		2003		2002		2001		2000		1999
Earnings:
Income before equity in earnings (loss) of equity investments	$25,730		$23,004		$90,921		$88,923		$87,510		$108,992		$116,638
Fixed charges	26,225		25,079		101,144		89,417		91,305		104,337		91,420
Distributions from equity investments	6,851		6,851		27,404		27,195		26,651		30,294		18,606
Capitalized interest	—		—		—		(3,057)		(787)		(1,680)		(1,488)
Adjusted Earnings	$58,806		$54,934		$219,469		$202,478		$204,679		$241,943		$225,176

Fixed Charges:
Interest expense (including amortization of note discounts and deferred financing fees)	$26,225		$25,079		$101,144		$86,360		$90,518		$102,657		$89,932
Capitalized interest	—		—		—		3,057		787		1,680		1,488
Total Fixed Charges	$26,225		$25,079		$101,144		$89,417		$91,305		$104,337		$91,420

Ratio of Earnings to Fixed Charges	2.2	x	2.2	x	2.2	x	2.3	x	2.2	x	2.3	x	2.5	x